EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Brian Edwards, Jeff Lambert (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces 2003 Second-Quarter Results

CHARLOTTE, Michigan, July 31, 2003 -- Spartan Motors, Inc. (Nasdaq: SPAR) today announced results for the second quarter ended June 30, 2003, highlighted by progress on key operating initiatives and increased orders for emergency-rescue vehicles and chassis.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire-truck chassis and emergency-rescue vehicles reported net earnings of $0.7 million, or $0.06 per diluted share, on sales of $55.1 million in the 2003 second quarter, compared with net earnings of $3.0 million, or $0.25 per diluted share, on sales of $65.3 million in the same period last year. The 2003 second-quarter results include a pretax adjustment of $1.3 million related to inventory at its fire truck operations, as well as an after-tax gain of $1.0 million, or $0.08 per diluted share, related to the Company's discontinued school bus operation.

"The second quarter was disappointing from both a market perspective as well as within our own operations," said John Sztykiel, chief executive officer of Spartan Motors. "Softness in the motorhome industry, expenses related to the relocation of our ambulance operations and costs related to the merger of our fire apparatus units created a significant drain on earnings. That said, we are confident the worst is behind us. Our markets are showing positive signs, and we have stepped up our efforts to complete these key transitions by the end of the third quarter. What we are going through in 2003 must be done if we are to establish the right foundation for profitable growth in the emergency-rescue sector."

Spartan said operational changes within its emergency vehicle team (EVTeam) -- which makes Road Rescue® ambulances and Crimson Fire® fire apparatus -- increased expenses in the second quarter, but are expected to yield improved profitability beginning in the fourth quarter of 2003. Spartan is completing the process of merging the operations of its two fire truck companies into one company, Crimson Fire, and earlier in the second quarter announced plans to move its Minnesota Road Rescue operations into its new state-of-the-art facility in South Carolina. Additionally, Spartan said the launch of the Gladiator Evolution fire truck chassis had started slowly, but is improving in terms of production efficiency and margin contribution.

"Our progress on these key initiatives and the recent growth in orders should yield improved results as we move forward. In the interim, we are instilling a sense of urgency among associates to increase production, improve efficiency and reduce expenses -- without sacrificing quality or service," Sztykiel said.

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SPARTAN MOTORS / Page 2 of 3

Second-Quarter Operating Highlights

Spartan Motors said consolidated sales declined 15.6 percent versus last year's strong second quarter, reflecting lower sales of motorhome chassis, ambulances and fire trucks. The decline was offset partly by increased sales of fire truck chassis, which grew 9.3 percent over last year's second quarter.

Expenses related to EVTeam operational changes, combined with lower sales and the changing product mix, contributed to a lower consolidated gross margin versus last year's second quarter. Gross margin for the EVTeam was also adversely impacted by a negative physical inventory and other costing adjustments. Gross margin totaled 12.8 percent for the second quarter of 2003, versus 17.8 percent for the same period last year. Investments in R&D, new products and new marketing initiatives contributed to a 3.6 percent increase in operating expenses versus the year-ago quarter. Interest expense decreased slightly versus the year-ago quarter, reflecting the Company's efforts to manage working capital and keep long-term debt levels at zero.

"We have challenged our subsidiaries to trim operating expenses while continuing to invest in new product development, innovation and marketing," Chief Financial Officer James Knapp said. "Our goal is to reduce quarterly operating expenses, even as we work to develop new products, such as our new aerial fire truck initiative."

Spartan Motors Chassis (SMC)

For the second quarter in a row, increased sales of Spartan® fire-truck chassis helped offset a double-digit decline in motorhome chassis sales versus the prior-year period. Spartan Motors attributed the increase to higher sales of Big Easy and Gladiator Evolution chassis models. Sales of motorhome chassis decreased 23 percent versus last year's second quarter, reflecting continued softness in the motorhome market.

"Our fire-truck chassis business continues to do well, reflecting demand created by new emissions standards as well as the response by fire apparatus OEMs to the Evolution and Big Easy chassis," Sztykiel said. "Orders are accelerating and our production output is increasing, putting us on track to sell more than 500 fire truck chassis in 2003, the most ever in a single year."

Commenting on SMC's motorhome chassis business, Sztykiel said: "A number of market factors made for a tough quarter, including model-year changeover, overstocked dealer inventories and pricing pressure at the retail level. We took an aggressive stance on cutting operating expenses and increasing our focus on sales. Order intake has picked up in the third quarter, but we remain cautious about the short-term recovery of the motorhome market."

Emergency Vehicle Team (EVTeam)

Spartan Motors said sales in its EVTeam segment decreased 24.3 percent compared with last year's second quarter, reflecting lower production volumes of Road Rescue® ambulances and Crimson Fire® fire trucks. Lower sales levels, combined with higher expenses related to the operational restructuring at each of the units, resulted in decreased margins.

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SPARTAN MOTORS / Page 3 of 3

"We are making progress with the EVTeam companies," Sztykiel said. "Crimson Fire has streamlined production, added key dealers and reduced redundant costs that had been in place prior to the merger of our former Luverne and Quality subsidiaries. We are seeing signs that bode well for the future -- our build times are improving, and Crimson's order intake rate in the second quarter was the best it has been in a year."

"The consolidation of our two Road Rescue plants under one roof in Marion, South Carolina is proceeding slowly," Sztykiel said. "While we are maintaining a high level of quality and our order intake rate for ambulances is accelerating, total shipments in the second quarter were down 25 percent versus the same quarter a year ago. We are focusing on making significant improvements in production volume and shipments over the next three months."

Spartan Profit and Return (SPAR)/Backlog

Spartan Motors generated $2.2 million in cash flows from continuing operations in the second quarter, due primarily to efforts to manage working capital.

Consolidated backlog was $76.4 million as of June 30, 2003 -- an increase of 5.4 percent over the backlog level at March 31, 2003. The Company said the backlog for Road Rescue ambulances and Spartan fire-truck chassis increased, due partially to strong order rates, while backlog levels for motorhome chassis and Crimson Fire vehicles remained comparable to the first quarter 2003.

CFO Knapp concluded: "2003 continues to be a challenge, but we are determined to improve our performance in the second half of the year by controlling our own destiny. Each of Spartan's 750 associates is being challenged to be accountable to the business basics of making a great product, generating cash flow and improving our return on invested capital. We expect to improve profitability in the back half of the year and are making substantial investments to prepare the Company for more significant improvement in 2004."

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names -- Spartan®, Crimson Fire® and Road Rescue® -- are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs more than 750 at facilities in Michigan, South Dakota, Alabama, Minnesota and South Carolina and is publicly traded on The NASDAQ Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company is "on track" toward a particular result, or similar statements. Accounting estimates are inherently forward-looking. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets
	June 30, 2003 $-000-	December 31, 2002 $-000-

ASSETS
Current assets:
Cash and cash equivalents	$9,558	$8,082
Accounts receivable, net	25,166	28,823
Inventories	29,724	25,205
Taxes receivable	708	-
Other current assets	4,928	4,751
Current assets of discontinued operations	241	307
Total current assets	70,325	67,168

Property, plant and equipment, net	15,158	15,155
Goodwill, net	4,543	4,543
Other assets	1,372	1,446

Total assets	$91,398	$88,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,956	$15,940
Other current liabilities and accrued expenses	2,430	2,202
Accrued warranty	2,569	2,768
Taxes on income	-	1,412
Accrued vacation, compensation and related taxes	3,356	5,449
Deposits from customers	5,473	4,098
Current liabilities of discontinued operations	-	9
Total current liabilities	31,784	31,878

Long-term debt, less current portion	-	-

Shareholders' equity:
Preferred stock	-	-
Common stock	121	120
Additional paid in capital	31,613	30,776
Retained earnings	27,880	25,538
Total shareholders' equity	59,614	56,434

Total liabilities and shareholders' equity	$91,398	$88,312

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended June 30, 2003 and 2002

	June 30, 2003		June 30, 2002
	$-000-%		$-000-%

Sales	55,117		65,315
Cost of Sales	48,088		53,678
Gross Profit	7,029	12.8	11,637	17.8

Operating Expenses:
Research and Development	1,854	3.4	1,727	2.6
Selling, General and Administrative	5,537	10.1	5,406	8.3
Total Operating Expenses	7,391	13.5	7,133	10.9

Operating Income	(362)	(0.7)	4,504	6.9

Other Income (Expense):
Interest Expense	(117)	(0.2)	(124)	(0.2)
Interest and Other Income	129	0.3	107	0.2
Total Other Income (Expense)	12	0.1	(17)	0.0

Earnings before Taxes	(350)	(0.6)	4,487	6.9

Taxes	(129)	(0.2)	1,757	2.7

Net Earnings from Continuing Operations	(221)	(0.4)	2,730	4.2

Discontinued Operations:
Gain on Disposal of Carpenter	955	1.7	302	0.4

Net Earnings	734	1.3	3,032	4.6

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	(0.02)		0.24
Discontinued Operations:
Gain on Disposal of Carpenter	0.08		0.03
Basic Net Earnings per Share	0.06		0.27

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	(0.02)		0.23
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.08		0.02
Diluted Net Earnings per Share	0.06		0.25

Basic Weighted Average Common Shares Outstanding	12,122		11,438

Diluted Weighted Average Common Shares Outstanding	12,403		12,070

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Six Months Ended June 30, 2003 and 2002

	June 30, 2003		June 30, 2002
	$-000-%		$-000-%

Sales	115,535		132,034
Cost of Sales	98,922		108,172
Gross Profit	16,613	14.4	23,862	18.1

Operating Expenses:
Research and Development	3,603	3.1	3,655	2.8
Selling, General and Administrative	10,807	9.4	10,863	8.2
Total Operating Expenses	14,410	12.5	14,518	11.0

Operating Income	2,203	1.9	9,344	7.1

Other Income (Expense):
Interest Expense	(169)	(0.1)	(215)	(0.2)
Interest and Other Income	262	0.2	52	0.1
Total Other Income (Expense)	93	0.1	(163)	(0.1)

Earnings before Taxes	2,296	2.0	9,181	7.0

Taxes	427	0.4	3,212	2.5

Net Earnings from Continuing Operations	1,869	1.6	5,969	4.5

Discontinued Operations:
Gain on Disposal of Carpenter	1,465	1.3	378	0.3

Net Earnings	3,334	2.9	6,347	4.8

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.16		0.54
Discontinued Operations:
Gain on Disposal of Carpenter	0.12		0.03
Basic Net Earnings per Share	0.28		0.57

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.15		0.51
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.12		0.03
Diluted Net Earnings per Share	0.27		0.54

Basic Weighted Average Common Shares Outstanding	12,090		11,199

Diluted Weighted Average Common Shares Outstanding	12,445		11,685